Exhibit 5.1

[LETTERHEAD OF DORSEY & WHITNEY LLP]

September 20, 2007

Airspan Networks Inc.
777 Yamato Road
Suite 310
Boca Raton, FL 33431

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Airspan Networks Inc., a Washington corporation (the “Company”), pursuant to the Underwriting Agreement dated September 20, 2007 (the “Underwriting Agreement”) between the Company and the underwriters named therein of up to 17,250,000 shares of the Company’s common stock, par value $0.0003 per share, including 2,250,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-143667) (the “Registration Statement”) and the related Prospectus, dated June 20, 2007, and Prospectus Supplement, dated September 20, 2007, filed with the U.S. Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined and relied upon the Registration Statement, related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 of the Securities Act of 1933, as amended, the Company’s Second Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied as to certain factual matters on information supplied by public officials, officers of the Company and other sources believed by us to be responsible and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and General Corporation Law of the State of Washington. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Airspan Networks Inc.
September 20, 2007

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement and the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Validity of Securities” in the Registration Statement and the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Dorsey & Whitney LLP